Exhibit 10.66

SECOND AMENDMENT TO LEASE AGREEMENT

(994 Innovators Way, Simi Valley, CA 93065)

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this "Second Amendment") dated for reference as of June 1, 2021, is entered into by and between HILLSIDE ASSOCIATES II, LLC, a California limited liability company, as Lessor, and AEROVIRONMENT, INC., a Delaware corporation, as Lessee, with reference to the following:

Recitals

A.Lessor and Lessee have entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Lease - Net, dated April 21, 2008, as addended, and as amended by that certain First Amendment to Lease Agreement, dated December 1, 2013 (the "First Amendment"), for the premises formerly known as 994 Flower Glen Street, Simi Valley, CA 93065 and now commonly known as 994 Innovators Way, Simi Valley, CA 93065, more particularly described therein (collectively, the "Lease") . Each initially capitalized term not defined in this Second Amendment shall have the meaning ascribed to such term in the Lease. Each sectional reference below shall mean and refer to the corresponding section of the Lease.

B.Lessor and Lessee desire and intend to amend the Lease on the terms and conditions set forth hereinbelow.

NOW, THEREFORE, in consideration of the terms and provisions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby amends the Lease as follows:

1.TERM. The term of the Lease is hereby extended for a period of six (6) years, commencing on December 1, 2021 and terminating on November 30, 2027 (the "Termination Date"), subject to Lessee's one-time only right to terminate the Lease prior to the Termination Date as such right is provided and conditioned in Paragraph 2 below.

2.LESSEE'S RIGHT TO TERMINATE LEASE EARLY.   Notwithstanding the terms of Paragraph 1 above, Lessee shall have the right to terminate ("Termination") the Lease for any reason or for no reason upon twelve (12) months prior written notice to Lessor of Termination, provided in no event shall this Lease be terminated by Lessee earlier than November 30, 2024 and provided further Lessee shall satisfy in addition each of the following conditions (each, a "Condition," and, collectively, the "Conditions"):

(a)Lessee shall not be in uncured breach or default of any of its obligations under the Lease on the date of Lessee's delivery to Lessor of Lessee's notice of Termination or at any time thereafter;

(b)Lessee shall pay to Lessor, within thirty (30) days of the Lease Termination Date, good funds in the amount of a total of six (6) months of Base Rent at the rate applicable under Paragraph 3 below for Base Rent on the date Lessee returns to Lessor all keys for the Premises and Lessee has satisfied all Conditions in addition; and

(c)Lessor's identification of the amount to be paid by Lessee to Lessor, and Lessee's payment of such amount in full to Lessor, for the repair and/or restoration of the Premises as required under the Lease, as amended.

(d)During the twelve (12) months immediately following Tenant’s notice of Termination, Lessee shall provide Lessor reasonable access to the Premises for the purpose of showing the Premises to prospective lessees, (or purchasers, as applicable), understanding this is an ITAR (International Traffic Arms Regulation) compliant building and Premises, and as such, the building and Premises can not be toured by persons who are not citizens of the United States, and further, the building and Premises may contain certain areas which contain sensitive information and such areas may not be toured or seen unless all visitors receive prior security clearance and special permission from Lessee.

All other conditions under the Lease applicable to Lessee's termination and/or vacation of the Premises shall remain in full force and effect and shall be satisfied by Lessee.

3.BASE RENT: The Base Rent for the Premises shall be increased to the amounts provided below during the applicable periods listed below:

(a)For the period from December 1, 2021 to and including November 30, 2022, the Base Rent for the Premises shall be $34,416.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended;

(b)For the period from December 1, 2022 to and including November 30, 2023, the Base Rent for the Premises shall be $35,448.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended;

(c)For the period from December 1, 2023 to and including November 30, 2024, the Base Rent for the Premises shall be $36,511.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended;

(d)For the period from December 1, 2024 to and including November 30, 2025, the Base Rent for the Premises shall be $37,606.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended; and

(e)For the period from December 1, 2025 to and including November 30, 2026, the Base Rent for the Premises shall be $38,734.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended.

(f)For the period from December 1, 2026 to and including November 30, 2027, the Base Rent for the Premises shall be $39,896.00 per month, together with such other assessments, additions and pass-throughs as are set forth in the Lease, as amended.

4.NO ABATEMENT OF RENT. Paragraph 3 of the First Amendment relating to prior Base Rent partial abatement is deleted in its entirety. There shall be no abatement of Base Rent under this Second Amendment.

5.OPTION TO EXTEND TERM: Provided Lessee is not in an uncured breach or default of any of its obligations under the Lease on the date of Lessee’s delivery to Lessor of Lessee’s intent to exercise its renewal option. Lessee shall have one option to renew the Lease for a term of five (5) years at the-then-current market rent; however, in no event will the Base Rent during the first month of the renewal term be less than the monthly Base Rent for the last month of the initial lease term, or any extensions. The Base Rent during the renewal term shall be increased by three percent (3%) each year, adjusting on the anniversary of the renewal term commencement date. Lessee shall provide Lessor not less than nine (9) months prior written notice of its intent to exercise its renewal option.

6.BROKER'S FEE.   Except as previously paid by either Lessor or Lessee, Lessor agrees to pay to CBRE. Inc., (the "Broker") any broker's fee due to the Broker as a result of the terms of this Second Amendment.

7.WARRANTIES AND REPRESENTATIONS. Lessee warrants and represents to Lessor that: (a) there are no present and outstanding breaches of the Lease by Lessor and (b) Lessee currently has no claims or offsets of any kind or nature against Lessor.

8.LEASE CONTINUES IN FULL FORCE AND EFFECT. Except as set forth in this Second Amendment, the Lease (including the First Amendment) remains unmodified and continues in full force and effect in accordance with its terms.

9.SUCCESSES AND ASSIGNS. This Second Amendment shall be binding on Lessor's and Lessee's respective successors and assigns.

10.COUNTERPARTS. This Second Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Lessor and Lessee hereby execute this Second Amendment as of the date and year first written above.

Dated this 15 day of June, 2021.

"LESSOR"		"LESSEE"
HILLSIDE ASSOCIATES, II, LLC,		AEROVIRONMENT, INC,
a California limited liability company		a Delaware corporation
MID VALLEY PROPERTIES,
Managing Agent

By:	/s/ Margaret Kestly	By:	/s/ Ken Karklin
Margaret Kestly, Authorized Agent

ADDENDUM TO OPTION TO RENEW

RENT ESCALATIONS FIXED INCREASE

994 Innovators Way, Simi Valley, CA. 93065, formerly 994 Flower Glen Street, Simi

Valley, CA 93065

THIS ADDENDUM is attached to and integrated as part of that certain Option to Renew and that certain Lease Agreement dated June 1, 2021, by and between Hillside Associates II, LLC, Lessor, and AeroVironment Inc., a Delaware Corporation, Lessee, and constitutes additional Agreements and Conditions contained herein, which Addendum shall prevail in the event of any conflict between the Agreements and Conditions contained herein and those in said Option to Renew.

RENT ESCALATIONS NOTICE:

On each anniversary date of the renewal term, the monthly rental payment shall be increased by Three percent (3%). Lessor’s failure to request payment of the rental increase when due shall not constitute a waiver of the right to any adjustment provided for herein or the right to demand payment or seek enforcement of any rental increase, including but not limited to the filing of an unlawful detainer action.

Initials MK/ KK

OPTION TO RENEW

994 Innovators Way, Simi Valley, CA 93065, formerly 994 Flower Glen Street, Simi Valley, CA 93065

Provided Lessee has never been in default in any of the agreements, covenants, terms or conditions of this Lease, Lessee shall have the Option to Renew the term of this Lease for ONE (1) FIVE (5)YEAR TERM following the expiration of the initial term (herein called "renewal term") provided written notice is delivered to Lessor at least NINE (9) months before the expiration of the initial term of this Lease (or, as to any successive renewals, written notice to Lessor at least three months (3) prior to the expiration of the immediately preceding term). The terms and conditions of this Lease shall remain in full force and effect during the renewal term, except that:

1.There shall be no free rent or other rent concessions.

2.The monthly rent shall be equal to the rent charged for comparable space in the geographical area ("market rate"). However, in no event will the monthly rent during the renewal term be less than the monthly rent for the last month of the initial Lease term or any extensions thereto. If the renewal term is greater than one (1) year, the rent for the first year of the renewal term shall be at market rate; thereafter, on each yearly anniversary of the renewal term, the rent shall be increased as set forth in the Addendum to Option to Renew. If successive options are granted, this Option to Renew shall apply to each renewal term.

3.Lessee shall accept the Premises "as is" and "with all faults" and Lessor has no obligation to improve same in any way.

4.The security deposit shall be increased in direct proportion to each and every rent increase. Promptly upon Lessee's receipt of written notification from Lessor as to the rent applicable to such renewal term, at Lessors direction, Lessor may request that Lessee pay to Lessor the rent for the first month of the renewal term and the amount of any increase in security deposit.

5.In the event that Lessee has multiple options to extend or renew this Lease, a later option cannot be exercised unless prior option to extend or renew this Lease has been exercised. This option to extend is personal to the original Lessee and is not transferable or assignable in any manner whatsoever.

6.Lessee shall have no other right to extend the term beyond the renewal term.

7.In the event Lessor has prepared a new or revised Lease Agreement covering the subject business or industrial complex, then, in that event, Lessee shall execute a new Lease Agreement for the extended term and said new Lease Agreement shall be applicable and operative during the extended option period.

8.If Lessee is in default on the date of giving the option notice or at any time prior to the commencement of the renewal term, the option notice shall be totally ineffective and this Lease shall expire at the end of the initial term.

The parties hereto have executed this Option to Renew on the date set forth below:

LESSOR:		LESSEE:
Hillside Associates II, LLC		AeroVironment, Inc.
By Mid Valley Properties,		A Delaware CORPORATION
Managing Agent

By	/s/ Margaret Kestly	By	/s/ Ken Karklin
	Margaret M. Kestly, Authorized Agent		Kenneth Karklin, Sr. Vice President & COO

		DATE:	6/15/2021

Initials MK / KK